Exhibit 33.6

1 Corelogic Drive Westlake, TX 76262

ANNUAL ASSESSMENT AS TO COMPLIANCE

This Annual Assessment as to Compliance is issued pursuant to the Master 3rd Party Supplier Agreement dated as of November 18, 2005 (together with all Statements of Work and amendments thereto, the “Agreement”), between Wells Fargo Bank, N.A. (“Company”) and CoreLogic Commercial Real Estate Services, Inc. (“CoreLogic”).

I, Vicki Chenault, the Senior Vice President of CoreLogic, certify to Company, with the knowledge and intent that it will rely upon this certification, that:

(1) I have reviewed: (i) the servicer compliance certification of CoreLogic provided in accordance with Item 1123 of Regulation AB (the “Compliance Certification”); (ii) the report on assessment of CoreLogic’s compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB applicable to CoreLogic (the “Applicable Servicing Criteria”) provided in accordance with Rules 13a-18 or 15d-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Item 1122 of Regulation AB (the “Servicing Assessment”); and (iii) the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 or 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the mortgage loans by CoreLogic during 2012 that were delivered by CoreLogic to Company pursuant to the Agreement (collectively, the “CoreLogic Servicing Information”);

(2) Based on my knowledge, all of CoreLogic Servicing Information required to be provided by CoreLogic under the Agreement has been provided to Company;

(3) I am responsible for reviewing the activities performed by CoreLogic as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Certification and except as disclosed in the Compliance Certification, the Servicing Assessment, and the Attestation Report, CoreLogic has fulfilled its obligations under the Agreement in all material respects; and

(4) The Compliance Certification required to be delivered by CoreLogic, and the Servicing Assessment and Attestation Report required to be provided by CoreLogic have been provided to Company. Any material instances of noncompliance described in such reports, if any, have been disclosed to Company. Any material instances of noncompliance with the Applicable Servicing Criteria, if any, have been disclosed in such reports.

CORELOGIC COMMERCIAL REAL ESTATE SERVICES, INC.

/s/ Vicki Chenault
Vicki Chenault
Senior Vice President
February 6, 2013